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                                                                    Exhibit 4.1
                                              Standard & Poor's
  Standard & Poor's J.J. Kenny                A Division of the McGraw-Hill
  55 Water Street, 45th Floor                 Companies
  New York, New York 10041                                       March 28, 2001

Salomon Smith Barney Inc.
7 World Trade Center
New York, N.Y. 10048

The Chase Manhattan Bank
4 New York Plaza
New York, N.Y. 10004

      Re: Tax-Exempt Securities Trust
      National Trust 260

Gentlemen:

  We have examined Registration Statement File No. 333-56896 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

  In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

  You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          /s/ Frank A. Ciccotto
                                          Frank A. Ciccotto
                                          Vice President
FAC/gmh